EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated June 27, 2017, with respect to the financial statement of Olden Lane Trust Series 7, Olden Lane Target Outcome Fund 3, Capped Performance Portfolio with Buffer Protection Linked to the SPDR® S&P 500® ETF Trust Due December 30, 2020, contained in Amendment No. 2 to the Registration Statement on Form S-6 (File No. 333-217617) and related Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

Chicago, Illinois

June 27, 2017